SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported) May 1, 2000

                                   ENZON, INC.
             (Exact name of registrant as specified in its charter)



          Delaware                    0-12957                  22-237286
(State or other jurisdiction        (Commission             (IRS Employer
     of incorporation)              File Number)           Identification)



                20 Kingsbridge Road, Piscataway, New Jersey 08854
               (Address of principal executive offices) (Zip Code)



        Registrant's telephone number, including area code (732) 980-4500



--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)



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Item 5.  Other Events

     Enzon, Inc. announced that Schering-Plough Corporation today reported at the 35th Annual Meeting of the European Association for the Study of the Liver
(EASL) results of a Phase II dose ranging study of PEG-INTRON(TM) combined with Ribavirin. The results were presented by Rafael Esteban Mur, M.D., professor of medicine, Servei de Medicina Interna-Hepatologia, Hospital Vall d'Hebron, Barcelona, Spain, at a satellite symposium sponsored by Schering-Plough. The combination of PEG-INTRON and REBETOL(R) is currently being studied in Phase III trials to further define its clinical profile.

     A total of 72 patients with chronic hepatitis C and compensated liver disease were enrolled into the Phase II, open-label, randomized, active controlled study. Patients in this study received either PEG-INTRON (0.35, 0.7 or 1.4 ug/kg) once weekly alone or in combination with daily REBETOL (600, 800 or 1,000-1,200 mg) for 24 weeks, with 24 weeks of follow up. Patients treated with PEG-INTRON 0.35, 0.7 or 1.4 ug/kg in combination with REBETOL had sustained virologic responses at 48 weeks of 17%, 53% and 60%, respectively, compared to 0%, 44% and 42% for patients receiving the same doses of PEG-INTRON alone. Fewer patients in this study than in the PEG-INTRON Phase III monotherapy study were genotype 1 (44% vs. 70% respectively) and fewer had high viral load (58% vs. 74% HCV-RNA > 2 million copies/ml). In this study, the tolerance profile of PEG-INTRON/REBETOL was comparable to the known tolerance profile of INTRON A/REBETOL.

     Schering-Plough also formally presented the Phase III data comparing PEG-INTRON (peginterferon alfa-2b) Injection to INTRON(R) A (interferon alfa-2b, recombinant) Injection as monotherapy for the treatment of hepatitis C that was reported in a study abstract last week.

     Schering-Plough on Dec. 23, 1999 submitted a Biologics License  Application
(BLA) to the U.S. Food and Drug Administration (FDA) seeking marketing approval for PEG-INTRON for the treatment of chronic hepatitis C. On Feb, 17, 2000, the European Union's (EU) Committee for Proprietary Medicinal Products (CPMP) of the European Agency for the Evaluation of Medicinal Products (EMEA) issued a positive opinion recommending approval of PEG-INTRON for the treatment of hepatitis C. The CPMP opinion serves as the basis for European Commission approval, which would result in one single Marketing Authorization with unified labeling that would be valid in all 15 EU-Member States.

     According to an article published in the New England Journal of Medicine, approximately 3.9 million people in the U.S. are infected with the hepatitis C virus. Approximately 2.7 million of these people are characterized as having chronic hepatitis C infection. We believe that the number of people infected with the hepatitis C virus in Europe is comparable to that in the U.S.

     PEG-INTRON is a longer-acting form of INTRON A that uses proprietary PEG technology developed by Enzon. Schering-Plough holds an exclusive worldwide license to PEG-INTRON. Under Enzon's licensing agreement with Schering-Plough, Enzon is entitled to royalties on worldwide sales of PEG-INTRON and milestone payments. Enzon will receive an additional $2 million milestone payment upon approval of PEG-INTRON.

     INTRON A is a recombinant version of naturally occurring alpha interferon, which has been shown to exert both antiviral and immunomodulatory effects. Schering-Plough markets INTRON A, the world's largest-selling alpha interferon, worldwide for 16 major antiviral and anticancer indications.

     REBETOL is an oral formulation of ribavirin, a synthetic nucleoside analog with broad-spectrum antiviral activity.

     Certain statements made herein related to potential government approvals, market potential, commercialization and sales revenues of medical products and biologics, as well as their therapeutic applications and outcomes, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in Enzon's filings with the Securities and Exchange Commission could affect such results.


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

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: May 4, 2000

              ENZON, INC.
       ----------------------
              (Registrant)


                                            By: /s/ KENNETH J. ZUERBLIS
                                                -----------------------
                                            Kenneth J. Zuerblis
                                            Vice President,
                                            Finance and Chief Financial Officer

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